CONSULTING AGREEMENT

CONSULTING AGREEMENT made this ____ day of January, 2011, by and between Timothy Sherlock (“Consultant”) and Energy Composites Corporation (“Company”).

Recitals

Company desires to obtain the advice and assistance of Consultant in the areas of accounting and finance and other related areas and Consultant desires to provide such services to Company, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Consultant and Company agree as follows:

1. Services.  Consultant shall during the term of this Agreement provide accounting, financial and business services to Company (the “Services”).  The Services shall be provided as and when requested by the President of Company or his designee and Consultant shall in the performance of the Services act in, and use its best efforts to protect and promote, the interests of Company.  Consultant shall provide such reports and other information regarding the provision of the Services as Company may request from time to time.  Consultant shall provide all labor, tools, equipment and materials necessary for the performance and completion of the Services.

2. Payment for Services.  Company shall pay Consultant for the Services at the rate of Sixty Dollars ($60.00) per hour for each hour devoted to the performance of the Services (the “Fees”).  All Fees shall be paid within fifteen (15) days of receipt by Company of Consultant’s invoice.  Consultant shall submit invoices for Services rendered on a biweekly basis and all invoices shall include a narrative description of the specific Services performed by date and the time spent on the task described.

3. Expenses.  Company shall reimburse Consultant for all reasonable and necessary out-of-pocket expenses actually incurred by Consultant in performance of the Services.  Consultant shall be solely responsible for any and all income, sales and other taxes related to Fees earned or the Services provided hereunder.

4. Term of Agreement.  The term of this Agreement shall commence on the date hereof and continue until terminated by either party upon written notice to the other.  The obligations arising under Sections 5 and 6 shall survive the termination of this Agreement.

5. Representation and Warranties.  Consultant hereby represents and warrants that: (i) all Services shall be performed with due care, skill and diligence and in accordance with all applicable laws, with the degree of skill and judgment reasonably and customarily exercised by professionals performing services of a similar nature; and (ii) this Agreement and the performance by Consultant of Consultant’s obligations hereunder shall not constitute a breach of or otherwise violate any law or any agreement, arrangement or relationship between Consultant and any third party.  The representations and warranties set forth herein shall survive the termination of this Agreement.

6. Confidentiality.  Consultant acknowledges and agrees that in connection with the performance of the services hereunder Consultant may be exposed or have access to, become familiar with or assist in the development of confidential information related to Company and other information related to the business of Company or its customers or vendors which is considered confidential by Company or its customers or vendors and not otherwise available to the general public, including but not limited to trade secrets, customer or vendor orders, designs, pricing, projects, lists and other information, engineering, production and manufacturing designs, equipment, techniques, methods, processes and specifications, and sales, marketing, accounting, administrative, operational and financial plans, analysis, surveys, forecasts, data, lists, systems, policies, records and other information (“Confidential Information”).  Consultant understands and acknowledges that the misappropriation or disclosure of Confidential Information to any third party during or after termination of this Agreement may cause irreparable harm to Company and its customers.  Consultant shall not, during or at any time after the termination of this Agreement, disclose to any person any Confidential Information.  Consultant shall also use its best efforts to prevent the unauthorized disclosure of Confidential Information.  Consultant will not misappropriate or threaten to misappropriate any Confidential Information through disclosure or use, nor will the Consultant utilize Confidential Information for direct or indirect personal profit or gain.  All files, records, documents, and other materials comprising, containing or relating to Confidential Information, whether prepared or created by Consultant or in or subject to Consultant’s control or possession, are and shall remain the exclusive property of Company.  Consultant shall upon request and as directed by Company either destroy (and provide a certification to Company of such destruction) or deliver to Company all Confidential Information without retaining copies.  Consultant, if and when requested by Company, shall execute and deliver such documents and take such other action as may be necessary to effectuate the intent of this paragraph.  Consultant acknowledges and agrees that this Agreement may be enforced by Company through injunctive relief, damages and/or any other remedy allowed by law.

7. Notices.  Any notice required or permitted by this Agreement shall be written and delivered personally or by email, facsimile, commercial courier or mail, certified mail, postage prepaid, to:

Company:	Energy Composites Corporation
Attn: Jamie L. Mancl
4400 Commerce Drive
Wisconsin Rapids, WI 54494
Facsimile: 715-421-2048
Email: jamie.mancl@energycompositescorp.com
Consultant:
Timothy Sherlock
W71 N458 Mulberry Avenue
Cedarburg, WI 53012
Facsimile:
Email: t_sherlock@hotmail.com

8. Independent Contractor.  In connection with this Agreement, each party is an independent contractor and shall not have any authority to bind or otherwise obligate the other.  Nothing herein shall be deemed or construed to create an employment, joint venture, partnership or agency relationship between the parties for any purpose.  As an independent contractor, the mode, manner, method and means used by Consultant in the performance of Services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant’s daily schedule and hours worked under this Agreement on any given day shall generally be subject to Consultant’s discretion.  Consultant agrees to treat all Fees as payments received by an independent contractor for all tax purposes and to pay any and all taxes payable in connection with Consultant’s engagement hereunder, including, without limitation, all applicable income and self employment taxes. Consultant shall indemnify and hold harmless Company from direct liability for any and all federal, state and local taxes or assessments of any kind arising out of any payment made by Company to Consultant hereunder. Consultant shall not by reason of the Services provided hereunder be entitled to any benefits provided by Company to any of its employees, including, without limitation, any retirement plan, insurance program, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees.

9. Assignment.  Consultant shall not assign Consultant’s rights, duties or obligations under this Agreement, in whole or in part, without the prior written consent of Company.

10. Entire Agreement.  This Agreement contains all agreements, representations, and understandings of the parties with respect to the subject matter hereof.  This Agreement may be modified only upon the written agreement of both parties.

11. Governing Law.   This Agreement shall be governed by and construed in accordance with the applicable internal rules and laws of the State of Wisconsin, notwithstanding any choice of law rules which may direct the application of the laws of another jurisdiction.

12. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

TIMOTHY SHERLOCK

ENERGY COMPOSITES CORPORATION

By:
Jamie L. Mancl
President